IMAX CORPORATION

Exhibit 99.1

IMAX ENTERS INTO EXPANDED $200 MILLION CREDIT FACILITY

NEW YORK – Feb. 8, 2013 – IMAX Corporation (NYSE:IMAX; TSX:IMX) today announced it has entered into an amended senior secured credit facility for up to $200 million with Wells Fargo Bank, National Association (NYSE: WFC), with the participation of Export Development Canada (EDC), the Canadian Imperial Bank of Commerce (CIBC), the Royal Bank of Canada (RBC), HSBC Canada, and the National Bank of Canada. Wells Fargo serves as administrative agent, sole lead arranger and sole bookrunner on the transaction. The new facility replaces IMAX’s previous $110 million facility with Wells Fargo and EDC and will permit IMAX to undertake up to $150 million in stock buybacks and dividends provided certain covenants are maintained. IMAX intends to use proceeds from the new facility to refinance the existing revolver and for general corporate purposes, such as funding its strategic initiatives, including its continued global expansion, ongoing working capital requirements, investments and capital expenditures. The maturity date of the new credit facility is Feb. 7, 2018, compared with a maturity date of Oct. 31, 2015, for the prior credit facility.

Borrowings under the new credit facility will bear interest at the reduced spread of 1.50% to 2.00% above LIBOR, depending on maximum total leverage outstanding.

“This new facility, coupled with the recurring cash generated by our business, will provide us with enhanced flexibility as we pursue our strategic initiatives and continue the global expansion of our business,” said Richard L. Gelfond, CEO of IMAX.

About IMAX Corporation

IMAX, an innovator in entertainment technology, combines proprietary software, architecture and equipment to create experiences that take you beyond the edge of your seat to a world you’ve never imagined. Top filmmakers and studios are utilizing IMAX theatres to connect with audiences in extraordinary ways, and, as such, IMAX’s network is among the most important and successful theatrical distribution platforms for major event films around the globe.

IMAX is headquartered in New York, Toronto and Los Angeles, with offices in London, Tokyo, Shanghai and Beijing. As of Sept. 30, 2012, there were 689 IMAX theatres (556 commercial multiplex, 20 commercial destination and 113 institutional) in 52 countries.

IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience®, The IMAX Experience® and IMAX Is Believing® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).

For additional information please contact:

Business Media:	Investors:

IMAX Corporation – New York Ann Sommerlath 212-821-0155 asommerlath@imax.com Sloane & Company – New York Whit Clay 212-446-1864 wclay@sloanepr.com

IMAX Corporation – New York

Teri Loxam

212-821-0110

tloxam@imax.com

Entertainment Media:

Principal Communications Group – Los Angeles

Melissa Zuckerman/Paul Pflug

323-658-1555

melissa@pcommgroup.com

paul@pcommgroup.com

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